UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2024

LANTRONIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 Discovery, Suite 250 Irvine, California 92618
(Address of Principal Executive Offices, including zip code)

Registrant’s telephone number, including area code: (949) 453-3990

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	LTRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On September 10, 2024, Jeremy Whitaker informed Lantronix, Inc. (the “Company”) that he was resigning as the Company’s Chief Financial Officer effective September 13, 2024. The Company is initiating a formal search process for the selection of a new Chief Financial Officer.

Appointment of Chief Accounting Officer and Interim Chief Financial Officer

On September 14, 2024, the Company’s Board of Directors (the “Board”) appointed Brent Stringham as the Company’s Chief Accounting Officer and Chief Financial Officer. Mr. Stringham will serve as Chief Financial Officer on an interim basis until the Company appoints a permanent replacement for Mr. Whitaker. Mr. Stringham, 46, has served as Senior Director of Finance and Corporate Controller of the Company since February 2012. Prior to that, Mr. Stringham held controller positions with two technology companies for five years and was an Audit Manager at Ernst & Young LLP from 2000 to 2007.

In connection with his appointment as Chief Accounting Officer and interim Chief Financial Officer, the Company entered into a letter agreement with Mr. Stringham on September 14, 2024 (the “Agreement”), which includes the following compensation and benefits for Mr. Stringham:

•       Mr. Stringham will be entitled to an annual base salary of $267,000.

•       Mr. Stringham will be entitled to an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Board (or a committee thereof). Mr. Stringham’s annual target bonus opportunity will be 40% of his base salary for the corresponding fiscal year.

•       Mr. Stringham will be entitled to a one-time retention bonus opportunity of $100,000, which will be payable if Mr. Stringham remains employed with the Company through September 14, 2025, or should his employment with the Company be terminated before that date by the Company for any reason other than for Cause (as defined in the Agreement) or by Mr. Stringham for Good Reason (as defined in the Agreement).

•       The Company will grant Mr. Stringham a restricted stock unit (“RSU”) award under the Company’s Amended And Restated 2020 Performance Incentive Plan covering a number of shares of Company common stock equal to $145,000 divided by the average of the closing prices (in regular trading) of a share of Company common stock on The Nasdaq Stock Market for the last thirty (30) trading days of the Company’s first quarter of fiscal year 2025. One-third of the RSUs will be scheduled to vest on September 1, 2025, and the remaining RSUs will be scheduled to vest ratably on first day of the last month of each fiscal quarter thereafter for a period of eight (8) quarters, with vesting in each case subject to Mr. Stringham’s continued employment with the Company through such date.

The Agreement provides that if Mr. Stringham’s employment with the Company is terminated by the Company without Cause or by Mr. Stringham for Good Reason, Mr. Stringham will be entitled to receive (i) a lump sum payment equal to 6 months of his base salary plus an amount equal to one hundred percent (100%) of his Company bonus for fiscal year 2025, and (ii) 12 months of continued vesting of his Company equity awards. If, however, Mr. Stringham’s employment is terminated by the Company without Cause or by Mr. Stringham for Good Reason within 60 days prior to or 12 months following a Change in Control (as defined in the Agreement), the Agreement provides that (i) all of Mr. Stringham’s outstanding equity awards will accelerate and become fully vested; (ii) he will receive a cash severance payment in a lump sum equal to 12 months of his base salary plus an amount equal to 100% of his target bonus; and (iii) he and his eligible dependents will be entitled to continued participation in the Company’s group health, dental and vision insurance plans on the same terms as existed at the time of his termination for up to 12 months thereafter. Mr. Stringham’s right to receive the severance benefits described above is subject to his executing and not revoking a general release of claims in favor of the Company.

The foregoing description of the Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In connection with Mr. Stringham’s appointment described above, the Company and Mr. Stringham have also entered into an Indemnification Agreement, the terms of which are identical in all material respects to the form of indemnification agreement that the Company has previously entered into with each of its executive officers, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on June 20, 2016.

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Item 7.01	Regulation FD Disclosure.

The information disclosed in Item 2.02 of this Current Report on Form 8-K is incorporated by reference into this Item 7.01.

The information furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement dated September 14, 2024 between Lantronix, Inc. and Brent Stringham.
99.1	Press release of Lantronix, Inc. issued on September 16, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTRONIX, INC.

By:	/s/ Brent Stringham
Brent Stringham
Chief Accounting Officer and Interim Chief Financial Officer

Date: September 16, 2024

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